Exhibit 99.1

For further information contact:

Douglas Dynamics, Inc.

Nathan Elwell

847-530-0249

investorrelations@douglasdynamics.com

DOUGLAS DYNAMICS ANNOUNCES THIRD QUARTER 2018 RESULTS

Results Confirm Strong Pre-Season for Commercial Snow and Ice Control Products;

Chassis Availability & Component Supply Issues Continue Throughout Industry;

Robust Year-to-Date Results and Favorable Demand Trends Bode Well for Long-Term Future

Third Quarter 2018 Highlights:

•                  Reported Net sales of $124.8 million

•                  Produced Net income of $9.9 million, or $0.43 per diluted share

•                  Paid $0.265 per share cash dividend

•                  Affirmed Full-Year 2018 outlook

•                  Announced in August that Bob McCormick will assume President & CEO Role at year-end with Jim Janik moving to Executive Chairman

November 5, 2018 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), North America’s premier manufacturer and upfitter of work truck attachments and equipment, today announced financial results for the quarter ended September 30, 2018.

“We are pleased with our overall performance for the quarter, and year to date, especially in light of the ongoing supply headwinds,” commented James L. Janik, Chairman, President and Chief Executive Officer. “Similar to the rest of the industry, chassis availability and component supply issues continue to impact our municipal products operations, and, to a lesser extent, the Work Truck Solutions segment. Our teams are committed to diligently addressing the factors within our control and utilizing DDMS to deliver operational improvements across both segments.”

Consolidated Third Quarter 2018 Results

Net sales were $124.8 million, a slight decrease when compared to prior year net sales of $125.3 million. This slight decrease is attributable to the timing of shipments and ongoing chassis availability issues in Work Truck Attachments, partially offset by higher price realization and increased demand in Work Truck Solutions.

Gross profit was $34.9 million, or 28.0% of net sales, compared to $36.1 million, or 28.8% of net sales, in the prior year. The decrease in gross profit is similarly a result of the timing of shipments and ongoing chassis supply availability issues in Work Truck Attachments and the decrease in gross profit as a percentage of net sales is attributable to increased volumes at Work Truck Solutions that historically have operated at lower margins than Work Truck Attachments.

The Company’s effective tax rate was 10.4% for the quarter compared to 38.1% for the same period in 2017, due to the lower corporate tax rate resulting from the Tax Cuts and Jobs Act that went into effect December 22, 2017.  The effective tax rate was also lower as a result of discrete items that lowered the rate in the current period.

Net income was $9.9 million, or $0.43 per diluted share, compared to net income of $9.3 million, or $0.40 per diluted share in third quarter 2017, due to the impact of lower income tax expense.  Adjusted net income was $10.1 million, or $0.44 per diluted share, compared with adjusted net income of $9.0 million, or $0.39 per diluted share.

The Company reported Adjusted EBITDA of $20.5 million, a decrease of $3.7 million, compared to Adjusted EBITDA of $24.2 million in the prior year.  The decrease in Adjusted EBITDA can be attributed to ongoing chassis availability issues in Work Truck Attachments and increased spending in Work Truck Attachments when compared to 2017, when spending was reduced due to the low snowfall environment.

Work Truck Attachments Third Quarter 2018 Results

The Work Truck Attachments segment recorded revenue of $93.5 million, resulting in income from operations of $18.5 million, compared to $98.0 million in revenue and income from operations of $23.1 million in the same period last year. The decreases are primarily related to the timing of preseason shipments for commercial snow and ice control products and ongoing chassis supply availability issues that impacted sales of municipal snow and ice control products.

Results for commercial snow and ice products were in line with internal expectations, given snowfall was near historical averages during the most recent snow season and changes in preseason ordering trends. As expected, 2018 pre-season sales of commercial snow and ice products, were more heavily weighted towards the second quarter versus the third quarter in an approximate 60% to 40% split, compared to the traditional 55% to 45% split experienced in recent years.

Janik explained, “Thanks to the dedicated efforts of our team, we were able to produce positive performance for our commercial snow and ice control products in the third quarter, achieving pre-season results in line with our internal expectations. Looking ahead, we are mindful that the supply issues impacting our municipal products will likely persist for the foreseeable future but are encouraged that demand and backlog trends remain strong.”

Work Truck Solutions Third Quarter 2018 Results

The Work Truck Solutions segment produced revenue of $34.7 million and $0.1 million in income from operations, compared to $32.2 million in revenue and $1.8 million in income from operations in third quarter 2017.  The increase in revenue relates primarily to generally increased demand, while profitability was primarily impacted by $1.2 million in earnout reversal related to the Dejana acquisition in the three months ended September 30, 2017.

Janik noted, “It is positive to see top line demand for our Work Truck Solutions segment continue to build. The constrained supply of chassis and some components is impacting all aspects of the truck industry. These constraints are causing both a lower than expected ramp up at the four new upfit facilities we opened last year and are impacting our operating margins in this segment. The team at Dejana is striving to make improvements and is focused on driving DDMS throughout the operations.”

- MORE

Balance Sheet and Liquidity

During the first nine months of 2018, the Company recorded net cash used in operating activities of $17.9 million, compared to net cash used in operating activities of $0.7 million in the same period last year.

Inventory was $89.4 million, compared to $77.4 million, which is attributable to a strategic buildup of inventory in anticipation of tariffs raising prices. Accounts receivable totaled $128.2 million, compared to $117.5 million, which is primarily due to higher sales in the first nine months of 2018 compared to the prior year. In addition, the Company completed a voluntary $7.0 million contribution to the pension plans during the quarter.

Dividend

As previously reported, on September 6, 2018 the Company declared a quarterly cash dividend of $0.265 per share of the Company’s common stock. The dividend was paid on September 28, 2018 to stockholders of record as of the close of business on September 18, 2018.

Outlook

Based on the Company’s year-to-date performance, the overall economic climate, dealer sentiment, information on chassis and component availability, and industry trends, the Company affirmed its 2018 financial outlook as follows:

•                  Net sales are expected to be between $490 million and $535 million.

•                  Adjusted EBITDA is predicted to range from $90 million to $110 million.

•                  Earnings per diluted share are expected to be in the range of $1.75 per share to $2.05 per share.

It is important to note that the Company’s outlook assumes that the economy will remain stable and that the Company’s core markets will experience average snowfall levels in the fourth quarter.

Mr. Janik explained, “While the long-term outlook for our businesses remains strong, chassis availability and component supply issues will continue to impact our margins as they have so far this year. However, we believe the vast majority of these orders will be completed on a delayed time line. Given the strength of our results year-to-date and favorable demand trends, we feel comfortable affirming our guidance for the year.”

Webcast Information

The Company will host a conference call on Tuesday, November 6, 2018 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). The conference call will be available via the Investor Relations section of the Company’s website at www.douglasdynamics.com.  To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call.

About Douglas Dynamics

Home to the most trusted brands in the industry, Douglas Dynamics is North America’s premier manufacturer and up-fitter of work truck attachments and equipment. For more than 65 years, the Company has been innovating products that not only enable people to perform their jobs more efficiently and effectively, but also enable businesses to increase profitability. Through its proprietary Douglas Dynamics Management System (DDMS), the Company is committed to continuous improvement aimed at consistently producing the highest quality products, at industry-leading levels of service and delivery that ultimately drive shareholder value. The Douglas Dynamics portfolio of products and services is separated into two segments:  First, the Work Truck Attachments segment, which includes manufactured snow and ice control attachments sold under the FISHER®, HENDERSON®, SNOWEX® and WESTERN® brands. Second, the Work Truck Solutions segment, which includes the up-fit of market leading attachments and storage solutions for commercial work vehicles under the DEJANA® brand and its related sub-brands.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  The non-GAAP measures used in this press release are Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share.

These non-GAAP disclosures should not be construed as an alternative to the reported results determined in accordance with GAAP.

Adjusted EBITDA represents net income before interest, taxes, depreciation and amortization, as further adjusted for stock based compensation, litigation proceeds, loss on disposal of fixed assets related to facility relocations, non-cash purchase accounting adjustments and certain charges related to certain unrelated legal fees and consulting fees.  The Company uses, and believes its investors benefit from the presentation of, Adjusted EBITDA in evaluating the Company’s operating performance because Adjusted EBITDA provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. In addition, the Company believes that Adjusted EBITDA is useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies, because it allows them to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets and liabilities, capital structure and the method by which assets were acquired. The Company’s management also uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections, and to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to Adjusted EBITDA.

Adjusted Net Income and Adjusted Earnings Per Share (calculated on a diluted basis) represents net income and earnings per share (as defined by GAAP), excluding the impact of stock-based compensation, litigation proceeds, loss on disposal of fixed assets related to facility relocations, non-cash purchase accounting adjustments, tax reform and certain charges related to certain unrelated legal fees and consulting fees, net of their income tax impact.  Management believes that Adjusted Net Income and Adjusted Earnings Per Share are useful in assessing the Company’s financial performance by eliminating expenses and income that are not reflective of the underlying business performance. We believe that the presentation of adjusted net income for the periods presented allows investors to make meaningful comparisons of our operating performance between periods and to view our business from the same perspective as our management. Because the excluded items are not predictable or consistent, management does not consider them when evaluating our performance or when making decisions regarding allocation of resources.

Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measures, and this reconciliation is located under the headings “Net Income to Adjusted EBITDA Reconciliation” and “Reconciliation of Net Income to Adjusted Net Income” following the Consolidated Statements of Cash Flows included in this press release.

With respect to the Company’s 2018 guidance, the Company is not able to provide a reconciliation of the non-GAAP financial measures to GAAP because it does not provide specific guidance for the various extraordinary, nonrecurring or unusual charges and other certain items. These items have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. As a result, reconciliation of the non-GAAP guidance measures to GAAP is not available without unreasonable effort and the Company is unable to address the probable significance of the unavailable information.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, product demand, the payment of dividends, and availability of financial resources.  These statements are often identified by use of words such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.  Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall and the timing of such snowfall, a significant decline in economic conditions, our ability to maintain good relationships with our distributors, our inability to maintain good relationships with the original equipment manufacturers with whom we currently do significant business, lack of available or favorable financing options for our end-users,  distributors or customers, increases in the price of steel or other materials (including as a result of tariffs) necessary for the production of our products that cannot be passed on to our distributors, increases in the price of fuel, the inability of our suppliers and original equipment manufacturer partners to meet our volume or quality requirements, inaccuracies in our estimates of future demand for our products, our inability to protect or continue to build our intellectual property portfolio, the effects of laws and regulations and their interpretations on our business and financial condition, our inability to develop new products or improve upon existing products in response to end-user needs, losses due to lawsuits arising out of personal injuries associated with our products, factors that could impact the future declaration and payment of dividends, our inability to compete effectively against competition, our inability to achieve the projected financial performance with the business of Henderson Enterprises Group, Inc., which we acquired in 2014, the assets of Dejana Truck & Utility Equipment Company, Inc., which we acquired in 2016, or the assets of Arrowhead Equipment, Inc., which we acquired in 2017, and unexpected costs or liabilities related to such acquisitions, as well as those discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2017. You should not place undue reliance on these forward-looking statements.  In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

Financial Statements

Douglas Dynamics, Inc.

Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2018	2017
	(unaudited)	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$—	$36,875
Accounts receivable, net	128,164	79,120
Inventories	89,444	71,524
Inventories - truck chassis floor plan	9,495	7,711
Refundable income taxes paid	1,476	—
Prepaid and other current assets	3,562	2,883
Total current assets	232,141	198,113

Property, plant, and equipment, net	54,298	53,962
Goodwill	241,006	241,006
Other intangible assets, net	177,545	186,150
Other long-term assets	7,750	5,945
Total assets	$712,740	$685,176

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$15,280	$16,323
Accrued expenses and other current liabilities	28,360	21,004
Floor plan obligations	9,495	7,711
Income taxes payable	—	2,996
Short term borrowings	38,000	—
Current portion of long-term debt	2,749	32,749
Total current liabilities	93,884	80,783

Retiree health benefit obligation	7,113	6,809
Pension obligation	2,803	9,761
Deferred income taxes	46,447	39,269
Long-term debt, less current portion	273,428	274,872
Other long-term liabilities	14,355	17,004

Total stockholders’ equity	274,710	256,678
Total liabilities and stockholders’ equity	$712,740	$685,176

Douglas Dynamics, Inc.

Consolidated Statements of Income

(In thousands, except share and per share data)

	Three Month Period Ended		Nine Month Period Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
	(unaudited)		(unaudited)

Net sales	$124,832	$125,339	$372,242	$336,958
Cost of sales	89,912	89,284	261,446	238,683
Gross profit	34,920	36,055	110,796	98,275

Selling, general, and administrative expense	16,592	12,914	53,281	44,537
Intangibles amortization	2,868	2,997	8,605	8,532

Income from operations	15,460	20,144	48,910	45,206

Interest expense, net	(4,379)	(4,860)	(12,420)	(14,348)
Litigation proceeds	—	—	—	1,275
Other expense, net	(12)	(203)	(479)	(669)
Income before taxes	11,069	15,081	36,011	31,464

Income tax expense	1,148	5,754	6,802	10,668

Net income	$9,921	$9,327	$29,209	$20,796

Weighted average number of common shares outstanding:
Basic	22,700,991	22,590,897	22,675,450	22,571,560
Diluted	22,726,517	22,604,921	22,697,259	22,582,502

Earnings per share:
Basic earnings per common share attributable to common shareholders	$0.43	$0.41	$1.27	$0.91
Earnings per common share assuming dilution attributable to common shareholders	$0.43	$0.40	$1.26	$0.90
Cash dividends declared and paid per share	$0.27	$0.24	$0.80	$0.72

Douglas Dynamics, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Nine Month Period Ended
	September 30, 2018	September 30, 2017
	(unaudited)

Operating activities
Net income	$29,209	$20,796
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	14,215	13,815
Amortization of deferred financing costs and debt discount	911	911
Loss on disposal of fixed assets	185	—
Stock-based compensation	4,180	2,750
Provision for losses on accounts receivable	446	1,424
Deferred income taxes	7,178	4,464
Earnout liability	—	(1,186)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(47,105)	(39,519)
Inventories	(19,795)	(4,929)
Prepaid and other assets and refundable income taxes paid	(4,093)	(55)
Accounts payable	(872)	(2,556)
Accrued expenses and other current liabilities	4,360	3,069
Benefit obligations and other long-term liabilities	(6,723)	347
Net cash used in operating activities	(17,904)	(669)

Investing activities
Capital expenditures	(6,302)	(5,216)
Acquisition of business	—	(7,385)
Net cash used in investing activities	(6,302)	(12,601)

Financing activities
Shares withheld on restricted stock vesting paid for employees’ taxes	(23)	(923)
Payments of financing costs	—	(1,608)
Earnout payment	—	(5,487)
Dividends paid	(18,291)	(16,476)
Net revolver borrowings	38,000	23,000
Repayment of long-term debt	(32,355)	(2,363)
Net cash used in financing activities	(12,669)	(3,857)
Change in cash and cash equivalents	(36,875)	(17,127)
Cash and cash equivalents at beginning of period	36,875	18,609
Cash and cash equivalents at end of period	$—	$1,482

Non-cash operating and financing activities
Truck chassis inventory acquired through floorplan obligations	$30,034	$33,271

Douglas Dynamics, Inc.

Segment Disclosures (unaudited)

(In thousands)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2018	2017	2018	2017
Net Sales
Work Truck Attachments	$93,532	$98,002	$268,285	$247,088
Work Truck Solutions	34,704	32,243	110,563	96,767
Corporate & Eliminations	(3,404)	(4,906)	(6,606)	(6,897)
	$124,832	$125,339	$372,242	$336,958
Selling, General & Administrative Expenses
Work Truck Attachments	$9,219	$7,378	$24,549	$22,780
Work Truck Solutions	5,113	2,997	15,927	11,309
Corporate & Eliminations	2,260	2,539	12,805	10,448
	$16,592	$12,914	$53,281	$44,537
Income (Loss) from Operations
Work Truck Attachments	$18,456	$23,105	$61,339	$52,186
Work Truck Solutions	135	1,784	1,988	5,143
Corporate & Eliminations	(3,131)	(4,745)	(14,417)	(12,123)
	$15,460	$20,144	$48,910	$45,206
Depreciation
Work Truck Attachments	$1,467	$1,366	$4,244	$4,085
Work Truck Solutions	416	408	1,283	1,086
Corporate & Eliminations	33	32	83	112
	$1,916	$1,806	$5,610	$5,283
Assets
Work Truck Attachments	$482,371	$471,163
Work Truck Solutions	220,088	215,669
Corporate & Eliminations	10,281	7,238
	$712,740	$694,070

Capital Expenditures
Work Truck Attachments	$1,726	$1,470	$4,609	$3,560
Work Truck Solutions	497	600	1,693	1,656
	$2,223	$2,070	$6,302	$5,216

Douglas Dynamics, Inc.

Net Income to Adjusted EBITDA reconciliation (unaudited)

(In thousands)

	Three month period ended September 30,		Nine month period ended September 30,
	2018	2017	2018	2017

Net income	$9,921	$9,327	$29,209	$20,796

Interest expense - net	4,379	4,860	12,420	14,348
Income tax expense	1,148	5,754	6,802	10,668
Depreciation expense	1,916	1,806	5,610	5,283
Intangibles amortization	2,868	2,997	8,605	8,532
EBITDA	20,232	24,744	62,646	59,627

Stock-based compensation	15	642	4,180	2,750
Litigation proceeds	—	—	—	(1,275)
Purchase accounting (1)	—	(1,186)	—	(1,186)
Other charges (2)	271	(41)	848	728
Adjusted EBITDA	$20,518	$24,159	$67,674	$60,644

(1)  Reflects $1,186 in reversal of earn-out compensation related to Dejana in the three and nine months ended September 30, 2017.

(2) Reflects $185 in loss on disposal of fixed assets related to facility relocation for the three and nine months ended September 30, 2018. Reflects unrelated legal and consulting fees for the periods presented.

Douglas Dynamics, Inc.

Reconciliation of Net Income to Adjusted Net Income (unaudited)

(In thousands, except share and per share data)

	Three month period ended September 30,		Nine month period ended September 30,
	2018	2017	2018	2017

Net income	$9,921	$9,327	$29,209	$20,796
Adjustments:
Stock-based compensation	15	642	4,180	2,750
Litigation proceeds	—	—	—	(1,275)
Purchase accounting (1)	—	(1,186)	—	(1,186)
Other charges (2)	271	(41)	848	728
Tax effect on adjustments	(71)	222	(1,257)	(386)
Adjusted net income	$10,136	$8,964	$32,980	$21,427

Adjusted earnings per common share - dilutive	$0.44	$0.39	$1.42	$0.93

GAAP diluted earnings per share	$0.43	$0.40	$1.26	$0.90
Adjustments net of income taxes:

Stock-based compensation	—	0.02	0.14	0.08
Litigation proceeds	—	—	—	(0.04)
Purchase accounting (1)	—	(0.03)	—	(0.03)
Other charges (2)	0.01	—	0.02	0.02

Adjusted diluted earnings per share	$0.44	$0.39	$1.42	$0.93

(1)  Reflects $1,186 in reversal of earn-out compensation related to Dejana in the three and nine months ended September 30, 2017.

(2) Reflects $185 in loss on disposal of fixed assets related to facility relocation for the three and nine months ended September 30, 2018. Reflects unrelated legal and consulting fees for the periods presented.